Freed Maxick & Battaglia, CPAs, PC

EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report No. 000-50267 of Great Lakes Bancorp, Inc. and subsidiary on Form 10-KSB of our report dated February 26, 2004 on the consolidated balance sheet of Great Lakes Bancorp, Inc. and subsidiary as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows of Great Lakes Bancorp, Inc. and subsidiary for the year ended December 31, 2003, appearing in this Annual Report on Form 10-KSB of Great Lakes Bancorp, Inc. and subsidiary for the year ended December 31, 2005.

                        /s/ Freed Maxick & Battaglia, CPAs, PC

Buffalo, New York

March 20, 2006